UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Spire Global, Inc.

(Name of Registrant as Specified In Its Charter)

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SPIRE GLOBAL, INC. 8000 TOWERS CRESCENT DRIVE SUITE 1100 VIENNA, VIRGINIA 22182

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held at 10:00 am Eastern Time on Wednesday, June 4, 2025

Dear Stockholders of Spire Global, Inc.:

We cordially invite you to attend the 2025 annual meeting of stockholders (the “Annual Meeting”) of Spire Global, Inc., to be held on June 4, 2025 at 10:00 am Eastern Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/SPIR2025, where you will be able to listen to the meeting live, submit questions and vote online.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class I directors, Peter Platzer, Stephen Messer, and Joan Amble, to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 10, 2025 as the record date for the Annual Meeting. Stockholders of record on April 10, 2025 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

By order of the Board of Directors,

/s/ Theresa Condor

Theresa Condor

Chief Executive Officer and Member of the Board

Vienna, Virginia

April 22, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 4, 2025: THE 2025 PROXY STATEMENT AND 2024 ANNUAL REPORT ON FORM 10-K/A ARE AVAILABLE AT www.virtualshareholdermeeting.com/SPIR2025

SPIRE GLOBAL, INC.

PROXY STATEMENT

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

to be held at 10:00 am Eastern Time on Wednesday June 4, 2025

GENERAL INFORMATION

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2025 annual meeting of stockholders of Spire Global, Inc. (“Spire,” the “Company,” “we,” “us” or similar terms), and any postponements, adjournments, or continuations thereof (the “Annual Meeting”).

The Annual Meeting will be held on Wednesday, June 4, 2025 at 10:00 am Eastern Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/SPIR2025, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2024 Annual Report on Form 10-K/A (our “2024 Annual Report”) is first being mailed on or about April 22, 2025 to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our 2024 Annual Report can be accessed by following the instructions in the Notice.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

On August 16, 2021, Spire Global Subsidiary (formerly known as Spire Global, Inc.) (“Legacy Spire”) closed its previously announced merger with NavSight Holdings, Inc. (“NavSight”), a special purpose acquisition company. As a result, Legacy Spire continued as the surviving corporation and a wholly owned subsidiary of NavSight (the “Merger”, and such consummation, the (“Closing”). NavSight then changed its name to Spire Global, Inc. and Legacy Spire changed its name to Spire Global Subsidiary, Inc.

What matters am I voting on?

You are being asked to vote on:

•
the election three Class I directors, Peter Platzer, Stephen Messer and Joan Amble, to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified;
•
a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
•
any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•
“FOR” the election of the three Class I director nominees named in this proxy statement; and
•
“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025;

Who is entitled to vote?

Holders of our Class A and Class B common stock as of the close of business on April 10, 2025, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 30,967,114 shares of our Class A common stock outstanding and 1,507,325 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to nine votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

Stockholders of Record. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the proxy materials were forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

Proposal No. 1: A director is elected by a plurality of the votes cast with respect to the election of directors at the Annual Meeting. A plurality of votes cast means that the director nominee receiving the greatest number of “For” votes at the Annual Meeting will be elected. You may vote “For” or “Withhold” for the nominee for election as a director. Withhold votes and broker non-votes will have no effect on the outcome of the vote.

Proposal No. 2: The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025, requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Any broker non-votes will have no effect on the outcome of this proposal.

What does it mean if I receive more than one proxy card or voting instruction form?

If you received more than one proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each proxy card and voting instruction form to ensure that all of your shares are voted.

Are a certain number of shares required to be present at the Annual Meeting?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•
by Internet prior to the Annual Meeting at www.virtualshareholdermeeting.com/SPIR2025, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 3, 2025 (have your Notice or proxy card in hand when you visit the website);
•
by toll-free telephone at the phone number listed on your proxy card, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 3, 2025 (have your proxy card in hand when calling);
•
by completing and mailing your proxy card (if you received printed proxy materials); or
•
by attending the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/SPIR2025, where you may vote during the meeting (please have your Notice or proxy card in hand when you visit the website).

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will generally have discretion to vote your shares on the “routine” proposal to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•
entering a new vote by Internet or by telephone;
•
completing and returning a later-dated proxy card;
•
notifying the Corporate Secretary and Chief Legal Officer of Spire Global, Inc. (the “Corporate Secretary”), in writing, at Spire Global, Inc., 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182; or
•
attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote or revoke your proxy.

How can I participate in the Annual Meeting?

You will be able to attend the Annual Meeting virtually and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/SPIR2025. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 10:00 am Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 am Eastern Time, and you should allow ample time for the check-in procedures.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Theresa Condor, Alison Engel, and Boyd Johnson have been designated as proxy holders by our board of directors. When proxies are properly submitted, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder.

If the proxy is properly submitted, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2024 Annual Report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 22, 2025 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

Where can I find the voting results of the Annual Meeting?

We will disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the Notice or, if applicable, proxy materials. How may I obtain an additional copy of the Notice or, if applicable, proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:

Spire Global, Inc.
Attention: Corporate Secretary
8000 Towers Crescent Drive, Suite 1100
Vienna, Virginia 22182
(202) 301-5127

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2026 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 16, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:

Spire Global, Inc.
Attention: Corporate Secretary
8000 Towers Crescent Drive, Suite 1100
Vienna, Virginia 22182
(202) 301-5127

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2026 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•
not earlier than January 30, 2026; and
•
not later than March 1, 2026.

In the event that we hold the 2026 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, a notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2026 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•
the 90th day prior to the 2026 annual meeting of stockholders; or
•
the 10th day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation or Nomination of Director Candidates

Our stockholders may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the 2026 annual meeting of stockholders, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than April 6, 2026. If the date of the 2026 annual meeting of stockholders is more than 30 days before or after the first anniversary of the 2025 Annual Meeting, then such notice must be provided by the later of the 60th day prior to the date of such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Availability of Bylaws

A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors. Our board of directors currently consists of six directors, four of whom are “independent” under the listing standards of the New York Stock Exchange (“NYSE”). We have a classified board of directors consisting of three classes, each serving staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term will continue until the end of such director’s three-year term and the election and qualification of their successor, or their earlier death, resignation, or removal.

The following table sets forth the names, ages as of April 7, 2025, and certain other information for each of the directors with terms expiring at the Annual Meeting (both of whom are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

Name	Class	Age	Position	Current Term Expires	Expiration of Term for Which Nominated
Directors with Term Expiring at the Annual Meeting/Nominee
Peter Platzer	I	55	Executive Chairman	2025	2028
Stephen Messer (2)(3)	I	53	Director	2025	2028
Joan Amble (1)	I	71	Director	2025	2028

Continuing Directors
Theresa Condor	III	44	President, Chief Executive Officer, and Director	2027
Dirk Hoke (1)	III	56	Director	2027
William Porteous (1)(2)(3)	II	52	Director	2026

_____________

(1) Member of our audit committee.

(2) Member of our compensation committee.

(3) Member of our nominating and corporate governance committee.

Nominees for the Board of Directors

Peter Platzer has served as one of our directors since August 2021 and became the Executive Chairman in January 2025. He served as our Chief Executive Officer from August 2021 to December 2024 and as our President from August 2021 to March 5, 2025. Mr. Platzer served as the co-founder and Chief Executive Officer of Legacy Spire and as one of its directors from September 2012 through the Closing of our merger with NavSight. Prior to this, Mr. Platzer served as Senior Portfolio Manager at Vegasoul Capital, LLC, an asset management firm, from September 2010 to September 2011, and as Director, Proprietary Trader at Deutsche Bank AG, an investment bank and financial services company, from July 2007 to December 2010. Mr. Platzer also served as Head of Quantitative Research at TRG Management LP, also known as The Rohatyn Group, an asset management firm, from May 2003 to July 2007. Mr. Platzer holds a Dipl. Ing (equivalent to B.S., M.S., and Ph.D. qualification exam) in Physics from the Technical University of Vienna, an M.Sc. cum laude in Space Science and Management from the International Space University, and an M.B.A. summa cum laude from Harvard Business School.

Mr. Platzer was selected to serve on our board of directors because of the perspective and experience he brings as our former President and Chief Executive Officer.

Stephen Messer has served as one of our directors since August 2021. Mr. Messer served as one of the directors of Legacy Spire from May 2014 through the Closing. Mr. Messer has served as Member at Zephir Worldwide LLC, a venture capital firm, since 2012. Mr. Messer has served as Vice Chairman and Co-Founder at Collective[i], a foundation AI model for Commerce, since January 2008 and as President and Co-Founder of World Evolved Services, LLC, a venture capital firm, since January 2006. Prior to this, Mr. Messer served as Chief Executive Officer and Co-Founder at LinkShare Corporation, an affiliate marketing service company acquired by Rakuten, Inc., from 1996 to 2005. Mr. Messer currently serves on the board of directors of several private companies and on the advisory boards for multiple venture capital firms. Mr. Messer holds a B.A. in Government and Law, History from Lafayette College and a J.D. from Benjamin N. Cardozo School of Law, Yeshiva University.

Mr. Messer was selected to serve on our board of directors because of his extensive business and leadership experience and his experience in technology, AI, and growth companies.

Joan Amble has served as one of our directors since August 2022. She has an extensive career in finance, most recently serving as Executive Vice President, Finance, and Comptroller for American Express. Prior to holding senior leadership positions at American Express, Ms. Amble spent more than a decade at General Electric, most recently serving as Chief Operating Officer and Chief Financial Officer for GE Capital markets, overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. She has extensive experience in corporate governance, having served on the Board of Directors of Broadcom Corp, Brown-Forman, Sirius XM Holdings Inc., and as an independent advisor to the Executive Committee of the U.S. affiliate of Societe Generate S.A. Ms. Amble currently serves on the Board of Directors of Zurich Insurance Group AG and Booz Allen Hamilton Holding Corp. Until May 2023, she was a board member, audit committee chair and member of the nomination and governance committee at BuzzFeed, Inc. She is currently the president of JCA Consulting, LLC. Throughout her career, Ms. Amble has been a tremendous advocate for the professional development of women in business. She is the co-founder of W.O.M.E.N in America, a leadership program launched in the fall of 2009.

Ms. Amble was selected to serve on our board of directors because of her extensive business experience and leadership in finance, accounting, and corporate governance.

Continuing Directors

William D. Porteous has served as one of our directors since August 2021. Mr. Porteous served as one of the directors of Legacy Spire from May 2014 through the Closing. Since August 2000, Mr. Porteous has been with RRE Ventures, LLC, a venture capital firm, where he currently serves as a General Partner and the firm’s Chief Operating Officer. Over the course of his career, Mr. Porteous has served on the board of directors of more than 20 companies. In addition to Spire, Mr. Porteous currently serves as Chairman of the Board of Directors of BlackSky Technology Inc., (NYSE: BKSY) as well as Nanit, Paperless Post, Pattern, Pilot Fiber, Ursa, and Wave. Mr. Porteous has also served as Co-Chairman and Founder at the Dockery Farms Foundation, a non-profit dedicated to preserving the historic property and heritage of Dockery Farms. Mr. Porteous served as an Adjunct Professor at Columbia University from January 2003 to May 2018. Mr. Porteous holds a B.A. in English from Stanford University, an M.B.A. from the Harvard Business School, and an M.Sc. in Economics and Industrial Relations from the London School of Economics and Political Science.

Mr. Porteous was selected to serve on our board of directors because of his extensive business and leadership experience.

Theresa Condor has served as our President since March 5, 2025, our Chief Executive Officer since January 2025 and one of our directors since August 2021. Prior to her role as Chief Executive Officer, Ms. Condor served as Chief Operating Officer from October 2021 to December 2024 and Executive Vice President, General Manager of Space Services and Earth Intelligence from August 2021 to October 2021. Ms. Condor also served as Executive Vice President, General Manager of Space Services and Earth Intelligence at Legacy Spire, in addition to serving in a variety of other roles, since February 2013, and served as one of Legacy Spire’s directors since November 2015. From August 2008 to February 2012, Ms. Condor was with Citigroup Inc., an investment bank and financial services company, where she served most recently as Vice President of Trade Risk Distribution at the Latin America Desk and previously as a Rotating Management Associate. Ms. Condor holds a B.A. in Government from Cornell University and an M.I.A. in International Finance and Policy from the School of International and Public Affairs at Columbia University.

Ms. Condor was selected to serve on our board of directors because of her industry, business, and leadership experience and the perspective and experience she brings as our Chief Executive Officer.

Dirk Hoke has served as one of our directors since November 2021. Mr. Hoke is currently the Chief Executive Officer of VOITH Group, a global operating technology company. Mr. Hoke was the Chief Executive Officer of Volocopter GmbH, the pioneer of Urban Air Mobility, until February 2025. In December 2024, Volocopter GmbH began provisional insolvency proceedings and was subsequently acquired by Diamond Aircraft Industries in March 2025. Prior to joining us, Mr. Hoke served as the Chief Executive Officer of the Airbus Defence and Space division of Airbus SE and served as a member of the Airbus Executive Committee from January 2016 to August 2021. Before joining Airbus, he worked at Siemens AG, where he held various executive-level positions including General Manager for the Transrapid Propulsion and Power Supply, President of Siemens Transportation Systems China, the first Chief Executive Officer of Siemens Africa and the Chief Executive Officer of Industrial Solutions, Customer Services and Large Drives in Germany from May 2005 to December 2015. Mr. Hoke currently serves on the Board of Directors of SolarEdge Technologies, Inc. He holds a degree in Mechanical Engineering from the Technical University of Brunswick, Germany and is an Alumni of the Young Global Leader Program of the World Economic Forum.

Mr. Hoke was selected to serve on our board of directors because of his in-depth experience and leadership in the aerospace industry.

Family Relationships

Mr. Platzer and Ms. Condor, each a director and executive officer of the Company, are husband and wife. There are no other family relationships among any of the directors or executive officers of the Company.

Director Independence

Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under NYSE listing standards, a director will only qualify as an “independent director” if the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment, and affiliations, our board of directors has determined that Messrs. Hoke, Messer and Porteous, and Ms. Amble, do not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships, Related Party and Other Transactions.”

Board Leadership Structure and Role of the Lead Independent Director

We believe that the structure of our board of directors and its committees provides strong overall management of our Company. Mr. Platzer currently serves as Executive Chairman and chairperson of our board, and Ms. Condor serves as a director and as our President and Chief Executive Officer. As our Executive Chairman and former President and Chief Executive Officer, Mr. Platzer is best positioned to identify strategic priorities, lead critical discussion, and evaluate management's performance.

Our board of directors has adopted Corporate Governance Guidelines that provide that one of our independent directors will serve as our lead independent director at any time when the chair of our board of directors is not independent. Our board of directors has appointed Mr. Porteous to serve as our lead independent director. The board of directors considered Mr. Porteous’ demonstrated leadership during his tenure as a member of the board and also his contributions as a member of the compensation committee, nominating and corporate governance committee, and audit committee. The board of directors believes that Mr. Porteous’ ability to act as a strong lead independent director provides balance in our leadership structure and is in the best interests of Spire and its stockholders. As our lead independent director, Mr. Porteous presides over periodic meetings of our independent directors, serves as a liaison between Mr. Platzer and Ms. Condor and our independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate.

Only independent directors serve on the audit committee, the compensation committee, and the nominating and corporate governance committee of our board of directors. As a result of the board of directors’ committee system and the existence of a majority of independent directors, the board of directors believes it maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs. We believe that the leadership structure of our board of directors, including Mr. Porteous’ role as lead independent director, as well as the strong independent committees of our board of directors, is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. Platzer’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Meetings and Committees

During our fiscal year ended December 31, 2024, our board of directors held 10 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage, but do not require, our directors to attend. Four of the six directors then on the board attended our 2024 annual meeting of stockholders.

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below.

Audit Committee

Our audit committee consists of Ms. Amble and Messrs. Porteous and Hoke, with Mr. Porteous serving as chairperson. Each member of the audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations and the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our board of directors has determined that Mr. Porteous is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”). Our audit committee is responsible for, among other things:

•
selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
helping to ensure the independence and oversee the performance of the independent registered public accounting firm;
•
reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•
reviewing our financial statements and our critical accounting policies and estimates;
•
overseeing and monitoring the integrity of our financial statements, accounting and financial reporting processes, and internal controls;
•
overseeing the design, implementation, and performance of our internal audit function;
•
overseeing our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•
overseeing our policies on risk assessment and risk management;
•
overseeing compliance with our code of business conduct and ethics;
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reviewing and approving related party transactions; and
•
approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

No member of our audit committee may serve on the audit committee of more than three public companies, including Spire, unless our board of directors determines that such simultaneous service would not impair the ability of such member to effectively serve on our audit committee and we disclose such determination in accordance with the listing standards of the NYSE.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our audit committee is available on our website at ir.spire.com. During 2024, our audit committee held nine meetings.

Compensation Committee

Our compensation committee consists of Messrs. Messer and Porteous, with Mr. Messer serving as chairperson. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations and is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

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reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our Chief Executive Officer;
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administering our equity compensation plans and incentive compensation plans;
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establishing and periodically reviewing general policies and plans relating to compensation and benefits of our employees, and overseeing our overall compensation philosophy;
•
reviewing and making recommendations regarding non-employee director compensation to our full board of directors; and
•
evaluating the performance, or assisting in the evaluation of the performance, of our executive officers, including our Chief Executive Officer.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our compensation committee is available on our website at ir.spire.com. During 2024, our compensation committee held four meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Porteous and Messer, with Mr. Porteous serving as chairperson. Each member of the nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

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identifying, evaluating, and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors;
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considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
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evaluating the performance and attendance of our board of directors and of individual directors;
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overseeing and reviewing developments in our corporate governance practices;
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evaluating the adequacy of our corporate governance practices and reporting;

•
periodically reviewing and discussing with our board of directors the corporate succession and development plans for our executive officers and certain key employees; and
•
developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our nominating and corporate governance committee is available on our website at ir.spire.com. During 2024, our nominating and corporate governance committee held four meetings.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for reviewing with the board of directors the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. Our nominating and corporate governance committee uses a variety of methods to identify and evaluate director nominees. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, corporate experience, and diversity and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors, potential conflicts of interest, and other commitments. Nominees must also have the highest personal and professional ethics and integrity, have proven achievement and competence in their field and the ability to exercise sound business judgment, have skills that are complementary to those of the existing board of directors, the ability to assist and support management and make significant contributions to our success, and understand the fiduciary responsibilities that are required of a member of our board of directors and have sufficient time and energy necessary to diligently carry out those responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of directors and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

In its evaluation of director candidates, our nominating and corporate governance committee considers the suitability of each director candidate, including current directors, in light of current size and composition, organization, and governance of our board of directors and the needs of our board of directors and the respective committees of our board of directors. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints.

Our nominating and corporate governance committee also considers the above factors and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, including incumbent directors, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations and Nominations to the Board of Directors

Our nominating and corporate governance committee will consider director candidates recommended by stockholders, so long as such recommendations comply with our Restated Certificate of Incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above.

Eligible stockholders wishing to recommend a candidate for nomination should direct the recommendation in writing by letter, attention of the Chief Legal Officer, at 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a statement of support by the recommending stockholder, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and our Company, evidence of the recommending stockholder’s ownership of our capital stock, and any other information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Corporate Secretary at 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182. To be timely for the 2026 annual meeting of stockholders, nominations must be received by our Corporate Secretary observing the same deadlines for stockholder proposals discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals.”

Communications with the Board of Directors

Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our Chief Legal Officer or legal department at Spire Global, Inc., 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a broker, bank or nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our Chief Legal Officer or legal department, in consultation with appropriate members of our board of directors as necessary, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate member or members of our board of directors, or if none is specified, to the chairperson of our board of directors or the lead independent director if there is not an independent chairperson of our board of directors.

Our Chief Legal Officer or legal department may decide in the exercise of their or its judgment whether a response to any stockholder communication is necessary and shall provide a report to our nominating and corporate governance committee on a quarterly basis of any stockholder communications received for which the Chief Legal Officer or legal department has responded. This procedure for stockholder communications with non-management members of our board of directors is administered by our nominating and corporate governance committee.

This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the section titled “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals” above in this proxy statement.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers, as well as contractors, consultants, agents, brokers, distributors or other intermediaries acting on our behalf. The full text of our Code of Business Conduct and Ethics is posted on our website at ir.spire.com. We will disclose any amendments to our Code of Business Conduct and Ethics or any waivers of the requirements of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.

Transactions in the Company’s Securities and Prohibition on Hedging and Pledging

Our insider trading policy prohibits all of our officers, directors, and employees from trading in our securities (or securities of any other company with which we do business) while in possession of material nonpublic information, other than in connection with a Rule 10b5-1 plan adopted in compliance with the policy. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2024. In addition, with regard to trading by the Company in its own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.

Under our insider trading policy, our officers, directors, and employees may not (i) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued to such persons by Spire), including any hedging or similar transaction designed to decrease the risks associated with holding our common stock, (ii) pledge our securities as collateral for loans, or (iii) hold our securities in margin accounts.

In addition, before any of our directors or executive officers engages in certain transactions involving our securities, such director or executive officer must obtain pre-clearance and approval of the transaction from a compliance officer of the Company.

Executive Compensation Recoupment Policy

Effective August 2, 2023, the compensation committee approved a Compensation Recovery Policy (the “Clawback Policy”), in compliance with the listing standards of the New York Stock Exchange. The Clawback Policy provides that promptly following an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the compensation committee will determine the amount of the excess of the amount of incentive-based compensation received by Section 16 officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. The Company will provide each such officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Clawback Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by New York Stock Exchange listing standards. The applicable officer shall also be required to reimburse the Company for any and all expenses (including legal fees) reasonably incurred by the Company in recovering such erroneously awarded compensation.

As a result of the restatement of our consolidated financial statements as of and for the fiscal years ended December 31, 2023 and December 31, 2022, as well as the unaudited condensed consolidated financial information as of the quarter ends and for the interim periods in the fiscal years ended December 31, 2023 and 2022, and for the three-month period ended, and as of, March 31, 2024, we conducted a recovery analysis for the relevant period, as contemplated by Rule 10D-1 under the Exchange Act and in accordance with the Clawback Policy. Based on this analysis, no recovery of incentive-based compensation was required, as no incentive-based compensation was received with respect to the relevant period, and thus there was no erroneously awarded compensation.

Equity Award Timing Policies and Practices

We do not grant equity awards in anticipation of the release of material non-public information, and we do not time the release of material non-public information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material non-public information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has typically granted such awards on a predetermined annual schedule.

Role of Board in Risk Oversight Process

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our Company is exposed, as well as to foster a corporate culture of integrity. Consistent with this approach, our board of directors regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our board of directors also receives regular reports on all significant committee activities at each regular board meeting and evaluates the risks inherent in significant transactions.

In addition, our board of directors has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures and legal and regulatory compliance. Our audit committee also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management, as well as potential conflicts of interest. Our compensation committee assesses risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and evaluates policies and practices that could mitigate such risks. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices and the independence of the board.

Our board of directors believes its current leadership structure supports the risk oversight function of the board.

Director Compensation

Director Compensation Policy

We have an Outside Director Compensation Policy (the “director compensation policy”). Under the director compensation policy, each non-employee director will receive the cash and equity compensation for board services described below. We also will reimburse our non-employee directors for reasonable, customary, and documented travel expenses to meetings of our board of directors or its committee and other expenses.

Maximum Annual Compensation Limit

Our director compensation policy provides that in any fiscal year, no non-employee director may be granted equity awards (based on grant date fair value determined in accordance with U.S. generally accepted accounting principles (“GAAP”)), and be provided any other compensation, including without limitation cash retainers or fees in amounts that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the fiscal year of initial service as a non-employee director. Equity awards granted or other compensation provided to a non-employee director for services provided as an employee or consultant (other than a non-employee director) will not count toward this annual limit. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash Compensation

Under our director compensation policy, each non-employee director is paid an annual cash retainer of $30,000, and the non-employee director who serves as the chairperson or the lead director, as applicable, of our board of directors is eligible to earn an additional annual fee of $20,000. Moreover, each non-employee director who serves as a chair of one of our committees is eligible to receive an additional annual fee as follows: $25,000 for the audit committee chair, $15,000 for the compensation committee chair and $10,000 for the nominating and corporate governance committee chair. Each non-employee director who serves as a member of one of our committees, excluding the chairs, is eligible to receive an additional fee as follows: $15,000 for each audit committee member, $6,500 for each compensation committee member, and $4,000 for each nominating and corporate governance committee member.

Cash retainers and fees to our non-employee directors are paid quarterly in arrears.

Equity Compensation

Initial Award. Pursuant to our director compensation policy, on the first trading day on or after the date that a person first becomes a non-employee director, such person will receive an initial award of restricted stock units (“RSUs”) with an aggregate grant date fair value, determined in accordance with GAAP, equal to $275,000 (with any fractional share rounded down) (the “Initial Award”). The Initial Award will be scheduled to vest in three, equal installments on each of the one-, two-, and three-year anniversaries of the Initial Award’s grant date, in each case subject to continued services to us through the applicable vesting date. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.

Annual Award. On the first trading day immediately after the date of each annual meeting of our stockholders, each non-employee director who has served as a non-employee director for at least six months through the date of such annual meeting will receive automatically an annual award of RSUs with an aggregate grant date fair value determined in accordance with GAAP, equal to $175,000 (with any fractional share rounded down) (the “Annual Award”). Each Annual Award will be scheduled to vest in full on the earlier of the one-year anniversary of the grant date, or the date of the next annual meeting following the grant date, subject to continued services to us through the applicable vesting date.

Change in Control. In the event of a change in control, as defined in the 2021 Equity Incentive Plan (the “2021 Plan”), each non-employee director’s then-outstanding equity awards covering shares of our Class A common stock that were granted to him or her while a non-employee director will accelerate vesting in full.

Other Award Terms. Each Initial Award and Annual Award will be granted under the 2021 Plan (or its successor plan, as applicable) and form of award agreement under such plan.

Stock Awards in Lieu of Cash Retainers. Our director compensation policy allows non-employee directors to elect to convert 100% of their cash retainer fees with respect to services to be performed in the next fiscal year of ours into an award of shares of our Class A common stock (each, a “Retainer Award”) in accordance with the election procedures under our director compensation policy. Retainer Awards will be granted automatically on the first trading day immediately following each of the four fiscal quarters in the applicable fiscal year, subject to the non-employee director’s continued service with us through such date. The number of shares subject to a Retainer Award will be determined by dividing the amount of cash retainer fees otherwise payable for the most recently completed fiscal quarter described above applicable to the non-employee director, by the closing sales price of a share of our Class A common stock on the grant date of the Retainer Award (or, if no closing sales price was reported on that date, on the last trading day such closing sales price was reported), with the number of shares subject to the Retainer Award, if any fractional share results, rounded down to the nearest whole share.

Stock Option in Lieu of Restricted Stock Units and Cash Retainers. Our director compensation policy also allows non-employee directors to elect to receive their Initial Award or Annual Award, as applicable, in the form of stock options to purchase shares of our Class A common stock, in accordance with the election procedures under our director compensation policy. In the case of Annual Awards, any election by the non-employee director will be required to be made for the next calendar year, and in the case of Initial Awards, any election by the non-employee director will be required to be made within a specified period in connection with such individual first becoming a non-employee director. Each stock option award will cover that number of shares of our Class A common stock that results in a grant date fair value, determined in accordance with GAAP, that is equal to the value of the Initial Award or Annual Award as described above (with the number of shares subject to such award, if any fractional share results, rounded down to the nearest whole share), and have the same vesting schedule that applies to the Initial Annual or Annual Award, as applicable, as described above.

Further, any non-employee director who has both an election in place to receive stock options in lieu of RSUs for the Annual Award and an election in place to receive cash retainer fees in the form of a Retainer Award, automatically will receive Retainer Awards in the form of stock options. The number of shares of our Class A common stock subject to each such stock option award will be determined as such number of shares, based on the closing sales price of a share of our Class A common stock on the date of the grant of the Retainer Award (or, if no closing sales price was reported on that date, on the last trading day such closing sales price was reported), that would result in a grant date fair value, determined in accordance with GAAP, of the stock option being equal to the cash retainer fees otherwise payable for the most recently completed fiscal quarter described above applicable to the non-employee director (with the number of shares subject to the Retainer Award, if any fractional share results, rounded down to the nearest whole share). Each such Retainer Award granted as stock options will be fully vested and exercisable on its grant date.

Each stock option described above granted under our director compensation policy will have a per share exercise price equal to 100% of the fair market value of a share of our Class A common stock on the award’s grant date, and a maximum term to expiration of 10 years from the grant date.

Director Compensation Table for Fiscal Year 2024

The following table provides information regarding compensation of our non-employee directors for service as directors, for the year ended December 31, 2024. Directors who are also our employees receive no additional compensation for their service as directors. During 2024, our employee directors, Mr. Platzer and Ms. Condor, did not receive any compensation for their services as directors. See “Executive Compensation” for additional information regarding Mr. Platzer’s and Ms. Condor’s compensation.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Joan Amble	$45,000	$174,995	$-	$-	$-	$-	$219,995
Dirk Hoke	$45,000	$-	$174,543	$-	$-	$-	$219,543
Stephen Messer	$49,000	$174,995	$-	$-	$-	$-	$223,995
William Porteous	$91,472	$174,995	$-	$-	$-	$-	$266,467

___________

(1)

The amounts reported represent the cash retainer amounts received and, for those directors who elected to receive all or a portion of their cash retainers in the form of stock or option awards, the value of the equity award on the date of grant.

(2)

The amounts reported represent the aggregate grant-date fair value of the RSUs awarded to the director in 2024, computed in accordance with FASB ASC Topic 718, Stock Compensation (“ASC 718”), disregarding forfeiture assumptions. These amounts do not reflect the actual economic value that may be realized by the non-employee directors, and there can be no assurance that these amounts will ever be realized by the non-employee directors.

(3)

The amounts reported represent the aggregate grant-date fair value of stock options awarded to the director in 2024, computed in accordance with ASC 718. For discussion of the assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the awards reported in this column, see Note 11 to our consolidated financial statements in the Annual Report on Form 10-K/A for the year ended December 31, 2024.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2024:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share ($)	Option Expiration Date	Number of Securities Underlying Unvested Stock Awards
Dirk Hoke	11/15/2021	12,246	(1)	43.20	11/15/2031	—
	6/2/2022	22,389	(1)	13.92	6/2/2032	—
	6/14/2023	61,446	(1)	5.37	6/14/2033	—
	6/5/2024	33,901	(2)	10.17	6/5/2034	—
Stephen Messer	4/1/2019	762	(1)	14.80	3/31/2029	—
	2/18/2021	22,852	(1)	26.32	2/17/2031	—
	6/5/2024	—		—	—	17,207	(3)
William Porteous	6/5/2024	—		—	—	17,207	(3)
Joan Amble	8/11/2022	—		—	—	7,538	(4)
	6/5/2024	—		—	—	17,207	(3)

____________

(1)	The shares of our Class A common stock underlying this option are fully vested and immediately exercisable.
(2)	The shares of our Class A common stock underlying this option fully vest on June 5, 2025, subject to Mr. Hoke's continued role as a service provider to us.
(3)	The shares of our Class A common stock fully vest on June 5, 2025, subject to the applicable director's continued role as a service provider to us.
(4)

The service-based vesting condition will be satisfied as to all of the shares of our Class A common stock underlying the RSUs on August 20, 2025, subject to Ms. Amble's continued role as a service provider to us.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board of directors is currently composed of six members. We have a classified board of directors consisting of three classes, each serving staggered three-year terms.

At each annual meeting of stockholders, directors of a specific class of our board of directors will be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation, or removal.

Nominees for the Board of Directors

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Peter Platzer, Stephen Messer and Joan Amble as the nominees for election as directors at the Annual Meeting. If elected, Messrs. Platzer and Messer and Ms. Amble will serve as directors until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified. Messrs. Platzer and Messer and Ms. Amble are currently directors of our Company. For information concerning the relevant experiences, qualifications, attributes, and skills of Messrs. Platzer and Messer and Ms. Amble that led our board of directors to recommend them as the nominees for directors, please see the section titled “Board of Directors and Corporate Governance.” Each of Messrs. Platzer and Messer and Ms. Amble have consented to being named as a nominee in the proxy statement and to continue to serve as a director, if elected; however, in the event that he or she is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.

If you are a stockholder of record and you sign and submit your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Platzer and Messer and Ms. Amble. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

A director is elected by a plurality of the votes cast with respect to the election of directors at the Annual Meeting. A plurality of votes cast means that the three director nominees receiving the greatest number of “For” votes at the Annual Meeting will be elected. You may vote “For” or “Withhold” for each of the nominees for election as a director. Withhold votes and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, as our independent registered public accounting firm for our fiscal year ending December 31, 2025. PwC has served as our independent registered public accounting firm since August 2021.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by PwC in connection with our financial statements for the years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees(1)	$2,281,050	$1,706,750
Audit-Related Fees	$-	$-
Tax Fees	$-	$-
All Other Fees(2)	$2,000	$2,000
Total Fees	$2,283,050	$1,708,750

__________________

(1) Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, and reviews of our unaudited quarterly consolidated financial statements. This category also includes fees for services incurred in connection with documents filed with the SEC.

(2) Consists of fees paid to PwC for access to accounting research and reporting reference materials.

Auditor Independence

In our fiscal year ended December 31, 2024, there were no other professional services provided by PwC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by PwC in 2024 were pre-approved by our audit committee in accordance with the policy.

Vote Required

The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2025, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and any broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. With respect to Spire’s financial reporting process, Spire’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Spire’s consolidated financial statements. Spire’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of Spire’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Spire’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•
reviewed and discussed the audited consolidated financial statements with management and PwC;
•
discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
•
received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with PwC its independence;
•
reviewed the qualifications and performance of PwC;
•
overseen Spire’s compliance with applicable law (including U.S. federal securities laws and other legal and regulatory requirements); and
•
overseen Spire’s policies with respect to risk assessment and risk management pertaining to the financial, accounting, insurance coverage, investment, and tax matters of Spire.

Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in Spire’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2024 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

William Porteous (Chair)
Joan Amble
Dirk Hoke

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

Executive Officers

The following table identifies certain information about our executive officers as of April 7, 2025. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Name	Age	Position
Peter Platzer	55	Executive Chairman
Theresa Condor	44	President, Chief Executive Officer, and Director
Alison Engel	54	Chief Financial Officer
Celia Pelaz	47	Chief Operating Officer
Boyd Johnson	55	Chief Legal Officer, Chief Administrative Officer, General Counsel, and Corporate Secretary

For Mr. Platzer’s biography, see “Nominees for the Board of Directors.”

For Ms. Condor’s biography, see “Continuing Directors.”

Alison Engel has served as our Chief Financial Officer since April 2025. Before joining Spire, Ms. Engel served as the Chief Financial Officer of LeaseAccelerator, Inc., a software-as-a-service company, from January 2023 to August 2024. Prior to that, Ms. Engel served as Chief Financial Officer and Treasurer of Gannet Co., Inc., a diversified media company, from January 2015 to April 2020, and of DallasNews Corporation (formerly A.H. Belo Corporation), a media holding company, from February 2008 to December 2014. Ms. Engel holds a Master of Public Administration and a Bachelor of Business Administration in accounting and business from the University of Texas at Austin.

Celia Pelaz has served as our Chief Operating Officer since January 2025. Ms. Pelaz joined the Company from HENSOLDT AG, where she served as Chief Operating Officer from April 2024 to August 2024 and as a member of the Management Board from July 2021 to August 2024. Prior to her role as Chief Operating Officer, she was Chief Strategy Officer from July 2021 to March 2024 and Head of Spectrum Dominance & Airborne Solutions Division from April 2018 to August 2022. HENSOLDT AG was carved out of Airbus Group in 2017 and focuses on sensor technologies for defense and security missions. Ms. Pelaz holds a degree in Industrial Technical Engineering from Cámarabilbao University Business School.

Boyd Johnson has served as our Chief Legal Officer, Chief Administrative Officer, General Counsel and Corporate Secretary since December 2023, and previously served as our Chief Legal Officer since joining Spire in September 2022. Before joining Spire, Mr. Johnson served as the General Counsel, Chief Compliance Officer, and Corporate Secretary for SPS Commerce, Inc., a global SaaS supply chain management solution company, from May 2012 to September 2022. Prior to that, Mr. Johnson served as Senior Vice President and Chief Legal Officer at Merrill Corporation, a leader in financial printing and communications solutions, from June 2009 to May 2012. Mr. Johnson holds a Juris Doctor degree cum laude from University of North Dakota School of Law and a Bachelor of Science degree magna cum laude in aviation from University of North Dakota.

Executive Compensation Program

Overview

This section discusses our executive compensation objectives and policies, forms of compensation, and compensation related to services in 2024 paid to or earned by our named executive officers (the “named executive officers” or “NEOs”). The named executive officers for 2024 were:

•
Peter Platzer, our former President and Chief Executive Officer and current Executive Chairman of the Board;
•
Theresa Condor, our current President, Chief Executive Officer, and member of the Board and former Chief Operating Officer;
•
Leonardo Basola, our former Chief Financial Officer.

Effective as of January 1, 2025, Mr. Platzer was removed as Chief Executive Officer of the Company and appointed Executive Chairman of the Company, (ii) effective as of January 1, 2025, Ms. Condor was removed as Chief Operating Officer of the Company and appointed as Chief Executive Officer of the Company, (iii) effective as of January 6, 2025, Ms. Pelaz was appointed as Chief Operating Officer of the Company, and (iv) effective as of March 5, 2025, Mr. Platzer was removed as President of the Company and Ms. Condor was appointed as President of the Company. In addition, effective March 7, 2025, Leonardo Basola resigned as Chief Financial Officer of the Company, and Mr. Krywe was appointed interim Chief Financial Officer while the Company searched for Mr. Basola’s replacement. Effective April 7, 2025, Mr. Krywe was removed as interim Chief Financial Officer and Ms. Engel was appointed as Chief Financial Officer of the Company.

Compensation Objectives and Process

The compensation committee has designed the Company’s executive compensation program with a strategy to facilitate its ability to attract, retain, reward, and motivate a high performing executive team. The Company’s compensation philosophy is based on a motivational plan to provide pay-for-performance (at both the individual and Company levels), to enable the Company’s executive team to achieve the Company’s objectives successfully.

Our compensation programs are designed to:

•
attract and retain individuals with superior ability and managerial experience;
•
align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and
•
increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

The compensation committee is primarily responsible for establishing and approving the compensation for all of our executive officers. The compensation committee oversees our compensation and benefit plans and policies, oversees and administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than herself. Our compensation committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions.

In 2024, the compensation committee engaged Compensia, Inc., its independent compensation consultant, to research and prepare a list of peer companies for the purpose of reviewing comparator executive officer compensation. The compensation committee reviews and approves the peer company list each year, prior to the approval of compensation matters for our executive officers.

Compensation Decisions for 2024

Annual Base Salary

The compensation committee reviews and approves salaries for the Chief Executive Officer and each of our other executive officers on an annual basis or at other times as necessary to accommodate the hiring of new employees, a change in responsibilities, promotions or other considerations. The compensation committee establishes and changes annual base salary based on a number of factors, including but not limited to job responsibilities, individual industry experience, position, changes in responsibilities, individual performance, our overall Company performance, and peer-group data for comparable positions. No predetermined weight is given to any of the above factors.

In February 2025, the compensation committee reviewed the base salaries for the Chief Executive Officer and each of our other executive officers. At that time, it was determined by the compensation committee that base salary increases were not warranted. See the "Summary Compensation Table for Fiscal Year 2024" and footnotes for additional information on each named executive officer's annual base salary.

Annual Cash Incentive Program

In May 2024 the compensation committee approved the annual executive officer short-term incentive bonus program for the NEOs that would be earned based, for the named executive officers, 100% on the Company-based metrics. The Company-based metrics were, weighted equally: (i) annual recurring revenue (“ARR”) as of December 31, 2024; (ii) non-GAAP operating loss in 2024; and (iii) 2024 revenue divided by average 2024 headcount (“Revenue Per Head”).

The compensation committee also established the target percentage by which the base salary of each named executive officer would be multiplied in order to determine the dollar amount that would be multiplied by the weighted percentage payout level applicable to each named executive officer following determination of such based on actual performance. The target amount for each named executive officer is set forth below:

Named Executive Officer	Target % of 2024 Annual Base Salary
Peter Platzer	100%
Theresa Condor	90%
Leonardo Basola	80%

In April 2025, the compensation committee determined the degree to which ARR, non-GAAP operating loss and Revenue Per Head were achieved. The compensation committee determined that:

•
ARR was $112.2 million at December 31, 2024, resulting in 66.0% of target;
•
Non-GAAP operating loss was $30.4 million for 2024, resulting in 4.9% of target (non-GAAP operating loss was determined using GAAP operating loss of $68.9 million and adjusting for certain items, as reconciled in the Company’s earnings release filed with a Current Report on Form 8-K on March 31, 2025); and
•
Revenue Per Head was $256.0 million, resulting in 79.7% of target.

As a result, the weighted calculation was 50.2% of target; however, upon further review, discussion, and consideration of the Company's focus on profitability achievement in 2025, the compensation committee determined that the short-term incentive bonus payments for Company performance in 2024 would be cancelled for the named executive officers.

Equity Awards

A key component of an executive officer’s compensation is equity incentive awards, which are critical to focusing our executives on the Company’s long-term growth and creating stockholder value. The compensation committee grants equity awards under the 2021 Plan.

On February 27, 2024, the compensation committee, as part of its annual review of executive compensation, approved grants of RSUs to our named executive officers, which were granted effective March 7, 2024, and vest in equal 1/8th installments on a quarterly basis beginning May 20, 2024. Mr. Platzer and Mr. Basola voluntarily forfeited 262,500 and 115,000, respectively, of these RSUs on March 7, 2024; however, on August 12, 2024, the compensation committee granted Mr. Basola an additional 45,000 RSUs that vest in equal 1/8th installments on a quarterly basis beginning August 20, 2024, and on October 18, 2024, the compensation committee granted Mr. Platzer an additional 262,500 RSUs that vest in equal 1/6th installments on a quarterly basis beginning November 20, 2024.

The following sets forth the RSUs granted in 2024 to the NEOs:

Name	Grant Date	Number of RSUs Granted	Number of RSUs Forfeited	Net RSUs Received
Peter Platzer	3/7/2024	525,000	(262,500)	262,500
	10/18/2024	262,500	—	262,500
Theresa Condor	3/7/2024	185,000	—	185,000
Leonardo Basola	3/7/2024	230,000	(115,000)	115,000
	8/21/2024	45,000	—	45,000

Other Compensation

Other compensation arrangements provided to our executive officers in 2024 include, for Mr. Platzer, personal travel and personal tax preparation services in the amount of $15,241, and for Ms. Condor, personal travel and tax preparation services in the amount of $15,241. For Mr. Basola, the Company paid annual life insurance premiums in the amount of $78.

Summary Compensation Table for Fiscal Year 2024

The following table presents information regarding compensation earned by or awarded to our named executive officers during the years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary		Bonus	Stock Awards (1)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Peter Platzer Executive Chairman, Former President and Chief Executive Officer	2024	$489,003	(2)	$-	$8,877,750	(6)	$-	$15,241	(10)	$9,381,995
	2023	$477,310	(3)	$-	$855,515	(7)	$-	$19,817	(11)	$1,352,643
Theresa Condor President and Chief Executive Officer, Former Chief Operating Officer	2024	$434,590	(4)	$-	$2,231,100		$-	$15,241	(11)	$2,680,931
	2023	$424,276	(5)	$-	$607,776	(8)	$-	$16,410	(12)	$1,048,462
Leonardo Basola Former Chief Financial Officer	2024	$390,000		$-	$3,293,175	(9)	$-	$78	(13)	$3,683,253

____________

(1)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted to each named executive officer, computed in accordance with ASC 718. The grant date fair value of the RSUs was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant was not a trading day, the closing price on the last market trading day prior to the date of grant, and does not take into account any estimated forfeitures related to time-based vesting conditions. See the "Outstanding Equity Awards at 2024 Year-End " table for additional details of the RSU grants.

(2)

Mr. Platzer's annual base salary is paid in Euros. Mr. Platzer's annual base salary in 2024 was €441,176 and rose to €475,000 on September 1, 2024 . The amount shown reflects the aggregate translation of salary paid in Euro to USD based on the average exchange rate applicable for each monthly pay period.

(3)

Mr. Platzer's annual base salary is paid in Euros. Mr. Platzer's annual base salary in 2023 was €441,176. The amount shown reflects the aggregate translation of salary paid in Euro to USD based on the average exchange rate applicable for each monthly pay period.

(4)

Ms. Condor's annual base salary is paid in Euros. Ms. Condor's annual base salary in 2024 was €392,157 and rose to €422,000 on September 1, 2024. The amount shown reflects the aggregate translation of salary paid in Euro to USD based on the average exchange rate applicable for each monthly pay period.

(5)

Ms. Condor's annual base salary is paid in Euros. Ms. Condor's annual base salary in 2023 was €392,157. The amount shown reflects the aggregate translation of salary paid in Euro to USD based on the average exchange rate applicable for each monthly pay period.

(6)	Includes the grant date fair value of 262,500 RSUs that Mr. Platzer voluntarily forfeited on March 15, 2024.
(7)	Includes the grant date fair value of 7,402 RSUs issued to Mr. Platzer on October 2, 2023 for purposes of tax equalization in connection with his relocation from Luxembourg to Munich.
(8)	Includes the grant date fair value of 4,360 RSUs issued to Ms. Condor on October 2, 2023 for purposes of tax equalization in connection with her relocation from Luxembourg to Munich.
(9)	Includes the grant date fair value of 115,000 RSUs that Mr. Basola voluntarily forfeited on March 15, 2024.
(10)	Amount reflects personal travel and tax preparation services.
(11)	Amount reflects personal travel, tax preparation services, parking, and meal allowances.
(12)	Amount reflects personal travel, tax preparation services and meal allowances.
(13)	Amount reflects life insurance premiums paid by the Company during the fiscal year for the benefit of Mr. Basola.

Outstanding Equity Awards at 2024 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2024:

		Option Awards (1)					Stock Awards (4)
Name	Grant Date	Number of Shares Underlying Options Exercisable		Number of Shares Underlying Options Unexercisable	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Peter Platzer	8/17/2015	175,662	(6)	—	7.04	8/16/2025	—		—
	3/8/2017	4,700	(6)	—	7.84	3/7/2027	—		—
	3/21/2018	170,428	(6)	—	14.80	3/20/2028	—		—
	11/12/2019	9,829	(6)	—	15.60	11/12/2029	—		—
	11/12/2019	3,882	(6)	—	15.60	11/12/2029	—		—
	11/2/2020	167,183	(6)	—	17.36	11/1/2030	—		—
	11/11/2020	21,938	(6)	—	17.36	11/10/2030	—		—
	2/18/2021	68,354	(6)	—	26.32	2/17/2031	—		—
	2/18/2021	36,564	(6)	—	26.32	2/17/2031	—		—
	4/19/2022	—		—	—	—	16,813	(7)	236,559
	4/19/2022	—		—	—	—	89,625	(8)	1,261,024
	4/14/2023	—		—	—	—	94,921	(9)	1,335,538
	3/7/2024	—		—	—	—	164,063	(10)	2,308,366
	10/17/2024	—		—	—	—	218,750	(11)	3,077,813
Theresa Condor	6/29/2016	2,285	(6)	—	7.04	6/28/2026	—		—
	6/29/2016	18,282	(6)	—	7.04	6/28/2026	—		—
	11/15/2016	554	(6)	—	7.84	11/14/2026	—		—
	11/15/2016	820	(6)	—	7.84	11/14/2026	—		—
	3/8/2017	1,975	(6)	—	7.84	3/7/2027	—		—
	3/21/2018	82,835	(6)	—	14.80	3/20/2028	—		—
	11/13/2018	1,186	(6)	—	14.80	11/12/2028	—		—
	11/12/2019	6,855	(6)	—	15.60	11/11/2029	—		—
	11/2/2020	23,498	(6)	—	17.36	11/1/2030	—		—
	11/11/2020	10,283	(6)	—	17.36	11/10/2030	—		—
	2/18/2021	15,895	(6)	—	26.32	2/17/2031	—		—
	2/4/2022	—		—	—	—	11,430	(12)	160,820
	2/4/2022	—		—	—	—	34,750	(13)	488,933
	4/14/2023	—		—	—	—	67,921	(14)	955,648
	3/7/2024	—		—	—	—	115,625	(15)	1,626,844
Leonardo Basola	9/5/2023	—		—	—	—	54,687	(16)	769,446
	3/7/2024	—		—	—	—	71,875	(16)	1,011,281
	8/12/2024	—		—	—	—	33,750	(16)	474,863

(1)	Each of the outstanding option awards listed was granted pursuant to the Spire Global, Inc. 2012 Stock Option and Grant Plan.
(2)	Represents the grant date fair value of a share of our Class A common stock, as determined by our board of directors.
(3)	Each option expiration date is the date 10 years after the grant date, with earlier expiration in the event of termination of service.
(4)	Each of the stock awards listed was granted pursuant to the 2021 Plan.
(5)	The market value of each stock award listed is based on the closing market price per share of our Class A common stock on the NYSE on December 31, 2024.
(6)	The shares underlying this option are fully vested and immediately exercisable.
(7)	RSU award pursuant to which 1/8th of the total shares vest quarterly commencing May 20, 2023, subject to Mr. Platzer's continued role as a service provider to us.
(8)	RSU award pursuant to which 1/4th of the total shares vest quarterly commencing May 20, 2025, subject to Mr. Platzer's continued role as a service provider to us.
(9)	RSU award pursuant to which 1/16th of the total shares vest quarterly commencing May 20, 2023, subject to the officer's continued role as a service provider to us.
(10)	RSU award pursuant to which 1/8th of the total shares vest quarterly commencing May 20, 2024, subject to Mr. Platzer's continued role as a service provider to us.
(11)	RSU award pursuant to which 1/6th of the total shares vest quarterly commencing November 20, 2024, subject to Mr. Platzer's continued role as a service provider to us.
(12)

RSU award pursuant to which 1/8th of the total shares vest on May 20, 2023, with 1/8th of the remaining shares vesting quarterly thereafter commencing August 20, 2023, subject to Ms. Condor's continued role as a service provider to us.

(13)	RSU award pursuant to which 1/4th of the total shares vest quarterly commencing May 20, 2025, subject to Ms. Condor's continued role as a service provider to us.
(14)	RSU award pursuant to which 1/16th of the total shares vest quarterly commencing May 20, 2023, subject to the officer's continued role as a service provider to us.
(15)	RSU award pursuant to which 1/8th of the total shares vest quarterly commencing May 20, 2024, subject to the officer's continued role as a service provider to us.
(16)	Due to Mr. Basola’s resignation on March 7, 2025, all his unvested RSUs as of such date were forfeited.

Executive Compensation Arrangements

Peter Platzer

On December 19, 2024, Mr. Platzer entered into a restated Managing Director Service Agreement (the “Restated Platzer Agreement”) that amended and restated Mr. Platzer’s Managing Director Service Agreement, which was entered into on October 1, 2023 and subsequently amended and restated effective November 27, 2023. The Restated Platzer Agreement was effective January 1, 2025, the effective date of Mr. Platzer’s appointment as Executive Chairman of the Company.

The Restated Platzer Agreement provides Mr. Platzer with an annual base salary of €300,000. Mr. Platzer also may be eligible to receive equity grants of RSUs under and pursuant to the terms of the 2021 Plan beginning in 2025.

Theresa Condor

On December 19, 2024, Ms. Condor and Spire Germany entered into a restated Employment Contract (the “Restated Condor Agreement”) that amended and restated Ms. Condor’s Employment Contract, which was entered into on October 1, 2023 and subsequently amended and restated effective November 27, 2023. The Restated Condor Agreement was effective January 1, 2025, the effective date of Ms. Condor’s appointment as Chief Executive Officer of the Company.

The Restated Condor Agreement provides Ms. Condor with an annual base salary of €472,000 and a target annual cash bonus opportunity of 100% of her annual base salary based on the achievement of performance goals approved by the Compensation Committee. Additionally, Ms. Condor is eligible to receive annual equity grants under and pursuant to the terms of the 2021 Plan.

Leonardo Basola

Effective November 27, 2023, Mr. Basola entered into an Executive Employment Agreement with the Company (together with the Restated Platzer Agreement and the Restated Condor Agreement, the “Employment Agreements”).

Mr. Basola did receive any severance in connection with his resignation on March 7, 2025.

Potential Payments Upon Termination or Change in Control

The Employment Agreements provide for severance pay and benefits in the event the executive’s employment is terminated by the Company without Cause (as defined in the respective Employment Agreements) or due to the executive’s resignation for Good Reason (as defined in the respective Employment Agreements), with such terminations referred to as a “Qualifying Termination.”

The Employment Agreements provide that if the executive’s employment is terminated as the result of a Qualifying Termination, and the termination date occurs before a Change in Control (as defined in the 2021 Plan) or after the period that begins on the date of a Change in Control during the term and ends on the 18 month anniversary of such Change in Control (the “Change in Control Period”), then the Company shall, in addition to paying executive’s base salary and other compensation earned through the termination date:

•
pay to the executive as severance pay an amount equal to 100% of executive’s annualized base salary as of the termination date (or annualized base salary as of immediately prior to a material reduction of such base salary), less all legally required and authorized deductions and withholdings, payable in a lump sum on the first regular payroll date immediately following the termination date (the “Non-CIC Severance Payment”);
•
pay to the executive as additional severance pay an amount equal to 100% of executive’s target annual cash bonus for the fiscal year in which the termination date occurs, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the termination date (the “Non-CIC Bonus Payment”);
•
pay to the executive as additional severance a lump sum cash payment equal to 100% of executive’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the termination date, for a period of 12 months, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the termination date (the “Non-CIC Benefits Continuation Payment”); and
•
pay up to $15,000 for outplacement services by an outplacement services provider selected by the executive, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to the executive, in either case subject to submission of appropriate receipts before the 12 month anniversary of the termination date (the “Outplacement Payments”).

The Restated Platzer Agreement and Restated Condor Agreement also provide that in the case of such a termination, Mr. Platzer’s or Ms. Condor’s then-outstanding equity awards will accelerate and immediately become fully vested, and the period to exercise any award will become the expiration date of such award, as applicable.

The Employment Agreements provide that if the executive’s employment is terminated as the result of a Qualifying Termination, and the termination date occurs during the Change in Control Period, then the Company shall, in addition to paying executive’s base salary and other compensation earned through the termination date:

•
pay to the executive as severance an amount equal to the sum of (i) 150% of executive’s annualized base salary as of the termination date (or annualized base salary as of immediately prior to a material reduction of such base salary) (the “CIC Severance Payment”), (ii) 150% of the executive’s target annual cash bonus for the fiscal year in which the termination date occurs (the “CIC Bonus Payment”), and (iii) 150% of the executive’s group health insurance coverage with the Company, at the same level of coverage that was in effect as of the termination date, for a period of 18 months (the “CIC Benefits Continuation Payment”), in each case less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the termination date; and
•
pay the Outplacement Payments.

The Employment Agreements also provide that in the case of such a termination, the executive’s then-outstanding equity awards will accelerate and immediately become fully vested, and the period to exercise any award will become the expiration date of such award, as applicable.

In addition, the Employment Agreements provide that if the executive’s employment is terminated as the result of a Qualifying Termination, and a Change in Control occurs within 90 calendar days after the termination date, then the executive shall receive an additional cash payment equal to the sum of: (i) 50% of executive’s annualized base salary as of the termination date (or annualized base salary as of immediately prior to a material reduction of such base salary), (ii) the difference between the CIC Bonus Payment amount and the Non-CIC Bonus Payment amount, and (iii) the difference between the CIC Benefits Continuation Payment and the Non-CIC Benefits Continuation Payment, less all legally required and authorized deductions and withholdings, payable in a single lump sum no later than 10 calendar days after the date of such Change in Control.

Regardless of the manner in which a named executive officer’s service terminates, that named executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and accrued but unused vacation, as applicable.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	4,755,713	(2)	$16.72	(3)	1,168,868	(4)

______________

(1) Includes the 2012 Stock Option and Grant Plan (the “2012 Plan”), the 2021 Plan and the 2021 Employee Stock Purchase Plan (the “ESPP”). The 2012 Plan was terminated prior to the Closing.

(2) Consists of 4,755,713 shares subject to options and RSUs that were outstanding as of December 31, 2024 that were issued under the 2012 Plan and the 2021 Plan.

(3) RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.

(4) As of December 31, 2024, an aggregate of 1,168,868 shares of common stock were available for issuance under the 2021 Plan and ESPP. The 2021 Plan provides that on the first day of each fiscal year beginning with the 2022 fiscal year, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 2,993,875 shares, (ii) 5% of the outstanding shares of Class A common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. The ESPP provides that on the first day of each year beginning with the 2022 fiscal year, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (a) 598,875 shares, (b) 1% of the outstanding shares of Class A common stock as of the last day of the immediately preceding fiscal year, or (c) such other amount as our board of directors may determine. On January 1, 2025, the number of shares of Class A common stock available for issuance under the 2021 Plan increased by 1,285,558 shares pursuant to this provision and the number of shares of Class A common stock available for issuance under the ESPP increased by 257,111 shares pursuant to this provision. The increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 7, 2025 for:

•
each of our directors;
•
each of our named executive officers;
•
all of our current directors and executive officers as a group; and

•
each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 30,967,114 shares of our Class A common stock and 1,053,583 shares of our Class B common stock outstanding as of April 7, 2025. We have deemed shares of our Class A common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 7, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of April 7, 2025, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Spire Global, Inc., 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Class A Shares	%	Number of Class B Shares	%	% of Total Voting Power
Executive Officers and Directors:
Peter Platzer & Theresa Condor (1)	2,257,625	7.0	1,053,583	69.9	25.7
Stephen Messer (2)	106,427	*	—	—	*
William Porteous (3)	936,359	2.9	—	—	2.0
Dirk Hoke (4)	129,982	*	—	—	*
Joan Amble (5)	64,884	*	—	—	*
Leonardo Basola (6)	70,503	*	—	—	*
All current executive officers and directors as a group (9 persons) (7)	3,646,607	18.1	1,053,583	69.9	28.9

_______________

* Less than 1%

(1)

Consists of (i) 1,162,729 shares of our Class A common stock held by Mr. Platzer; (ii) 628,480 shares of our Class A common stock subject to stock options held by Mr. Platzer exercisable within 60 days of April 7, 2025; (iii) 109,515 shares of our Class A common stock subject to RSUs held by Mr. Platzer issuable upon vesting within 60 days of April 7, 2025; (iv) 1,035,678 shares of our Class B common stock held of record by Mr. Platzer; (v) 147,359 shares of our Class A common stock held by Ms. Condor; (vi) 164,468 shares of our Class A common stock subject to stock options held by Ms. Condor exercisable within 60 days of April 7, 2025; (vii) 45,074 shares of our Class A common stock subject to RSUs held by Ms. Condor issuable upon vesting within 60 days of April 7, 2025; and (viii) 17,905 shares of our Class B common stock held of record by Ms. Condor. Mr. Platzer and Ms. Condor, as husband and wife, share beneficial ownership of the shares held by each other.

(2)

Consists of (i) 65,606 shares of our Class A common stock held by Mr. Messer; (ii) 23,614 shares of our Class A common stock subject to stock options held by Mr. Messer exercisable within 60 days of April 7, 2025; and (iii) 17,207 shares of our Class A common stock subject to RSU's held by Mr. Messer issuable upon vesting within 60 days of April 7, 2025.

(3)

Consists of (i) 74,900 shares of our Class A common stock held by Mr. Porteous; (ii) 17,207 shares of our Class A common stock subject to RSU's held by Mr. Porteous issuable upon vesting within 60 days of April 7, 2025; (iii) 596,181 shares of our Class A common stock held of record by RRE Ventures V, L.P.; and (iv) 248,071 shares of our Class A common stock held of record by RRE Leaders Fund, LP (together with RRE Ventures V, L.P., “RRE”). RRE Ventures GP V, LLC is the general partner of RRE Ventures V, L.P., and its managing members and officers are James D. Robinson IV, Stuart J. Ellman, and William D. Porteous, and RRE Ventures GP V, LLC has sole voting and dispositive power with respect to the shares held by RRE Ventures V, L.P. RRE Leaders GP, LLC is the general partner of RRE Leaders Fund, LP, and its managing members and officers are James D. Robinson IV, Stuart J. Ellman, and William D. Porteous, and RRE Leaders GP, LLC has sole voting and dispositive power with respect to the shares held by RRE Leaders Fund, LP. The address for each RRE entity identified in this footnote is 130 East 59th Street 17th Floor, New York, NY 10022.

(4)	Consists of 129,982 shares of our Class A common stock subject to stock options held by Mr. Hoke exercisable within 60 days of April 7, 2025.
(5)

Consists of (i) 47,677 shares of our Class A common stock held by Ms. Amble; and (ii) 17,207 shares of Class A common stock subject to RSU's held by Ms. Amble issuable upon vesting within 60 days of April 7, 2025.

(6)	Consists of 70,503 shares of our Class A common stock held by Mr. Basola
(7)

Consists of (i) 2,460,286 shares of our Class A common stock and 1,053,583 shares of our Class B common stock beneficially owned by our current executive officers and directors; (ii) 946,544 shares of our Class A common stock subject to stock options held by our current executive officers and directors exercisable within 60 days of April 7, 2025; and (iii) 239,777 shares of our Class A common stock subject to RSUs held by our current executive officers and directors issuable upon vesting within 60 days of April 7, 2025.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements, discussed in the sections titled “Board of Directors and Corporate Governance—Director Compensation” and “Executive Compensation,” the following is a description of each transaction and series of similar transactions, since the beginning of the fiscal year preceding our last fiscal year, to which we were a party or will be a party, in which:

•
the amounts involved exceed the lesser of (a) $120,000 or (b) 1% of the average of our total assets at year-end for the last two completed fiscal years; and
•
any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We are party to an indemnification agreement with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements shall also require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit, or proceeding.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any members of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on a review of such reports and written information given to us by our directors and executive officers, we believe that all such required reports were filed on a timely basis under Section 16(a) for the fiscal year ended December 31, 2024, except for one report disclosing one transaction that was filed late for Mr. Basola.

Fiscal Year 2024 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2024 are included in our 2024 Annual Report, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our 2024 Annual Report are posted on our website at ir.spire.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our 2024 Annual Report without charge by sending a written request to Spire Global, Inc., Attention: Corporate Secretary, 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Vienna, Virginia
April 22, 2025

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SPIR2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V71843-P26591

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

SPIRE GLOBAL, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	**For**	**Withhold**
1a. Peter Platzer	☐	☐
1b. Stephen Messer	☐	☐
1c. Joan Amble	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

SPIRE GLOBAL, INC.
Annual Meeting of Stockholders
Wednesday, June 4, 2025 10:00 a.m. Eastern Time
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Theresa Condor, Alison Engel and Boyd Johnson, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SPIRE GLOBAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time, on Wednesday, June 4, 2025, virtually at www.virtualshareholdermeeting.com/SPIR2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side